June 17, 2014

State Street Bank and Trust Company

100 Huntington Avenue, Boston, Massachusetts

Copley Plaza Tower, CPH 5

Boston, MA 02116

Attention: James Meagher, Managing Director

State Street Alternative Investment Solutions

Re: AQR Funds (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a series of shares known as AQR Diversified Arbitrage Fund (the “Portfolio”).

In accordance with Section 20.5, the Additional Portfolios provision, of the Master Custodian Agreement dated as of October 4, 2013, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 20.6.2 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

AQR Funds on behalf of:
AQR Diversified Arbitrage Fund

By:	/s/ Nicole DonVito
Name:	Nicole DonVito
Title:	Vice President & Chief Legal Officer

AQR Capital Management, LLC | Two Greenwich Plaza | Greenwich, CT 06830 | U.S. | p: +1.203.742.3600 | f: +1.203.742.3100 | w: aqr.com

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ George Sullivan
Name:	George Sullivan
Title:	Executive Vice President, Duly Authorized

Effective Date: June 17, 2014